November 1, 1999


North American Vaccine, Inc.
10150 Old Columbia Road
Columbia, Maryland  21046
Attention:  Dr. Randal Chase
            Chief Executive Officer and President


      Re:   $30,000,000 Senior Credit Facility


Dear Dr. Chase:

Bank of America, N.A. ("Bank of America") is pleased to offer North American Vaccine, Inc., a Canadian corporation (the "Borrower"), a $30 million Senior Secured Credit Facility (the "Facility"). Bank of America is pleased to offer its commitment to lend up to $30 million, upon and subject to the terms and conditions of this letter and the letter loan agreement dated November 1, 1999 (the "Loan Agreement") delivered by Bank of America and acknowledged and agreed to by Borrower and Guarantor.

This letter is delivered to you in connection with the Loan Agreement. Unless otherwise defined herein, capitalized terms shall have the meanings set forth therein. The execution and delivery of this letter is a condition to the effectiveness of the Loan Agreement. In connection with, and in consideration of the agreements set forth in the Loan Agreement, the Borrower agrees with Bank of America as follows:

      STRUCTURING FEE. At Closing, the Borrower will pay a structuring fee of $25,000 to Bank of America for its own account.

By acceptance of this letter, the Borrower agrees to pay all reasonable out-of-pocket fees and expenses (including reasonable attorneys' fees and expenses and the allocated cost of internal counsel) incurred before or after the date hereof by us in connection with the Facility; provided that the legal fees and expenses of internal counsel at Bank of America in connection with the Closing of the Facility shall be covered by the structuring fee referenced above. The structuring fee payable above shall be fully-earned upon becoming due and payable, shall be non-refundable for any reason whatsoever and shall be in addition to any other fee, cost or expense payable pursuant to the Facility.






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North American Vaccine, Inc.
November 1, 1999
Page 2


The terms of this letter are confidential and, except for disclosure on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Facility or as may be required by law, may not be disclosed in whole or in part to any other person or entity without our prior written consent.









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North American Vaccine, Inc.
November 1, 1999
Page 3




Very truly yours,


BANK OF AMERICA, N.A.


By:     /s/ Lawrence J. Gordon
        ----------------------------------
Name:   Lawrence J. Gordon
Title:  Vice President


Accepted and Agreed to
as of November 1, 1999:



NORTH AMERICAN VACCINE, INC., as Borrower


By:    /s/ Randal Chase
       -----------------------------------
Name:  Randal Chase, Ph.D.
       -------------------
Title: Chief Executive Officer & President
       -----------------------------------


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*  Confidential treatment requested.